Exhibit 10.5

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this “Amendment”) by and among XM Satellite Radio Holdings Inc., XM Satellite Radio Inc. (collectively with XM Satellite Radio Holdings Inc., “XM”), and Gary Parsons (the “Employee”), is made as of June 26, 2008.

WHEREAS, XM and the Employee are parties to that certain Employment Agreement dated as of August 6, 2004 and amended as of April 4, 2007 and February 27, 2008 (as amended, the “Agreement”);

WHEREAS, XM and the Employee wish to amend the Agreement as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Article 2.1 of the Agreement is hereby deleted and replaced in its entirety to read as follows:

Term. Subject to the provisions of Article 4 hereof, this Agreement shall be in effect for a term commencing as of the Effective Date and ending November 18, 2009.

2.	The following shall be added as an additional sentence to Article 4.5(b) of the Agreement:

EMPLOYEE’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event, act, or failure to act constituting Good Reason hereunder (including, without limitation, a change in EMPLOYEE’s responsibilities or title or the occurrence of a Change of Control of XM).

3.	The following additional changes are hereby made to the Agreement to comply with Sections 409A and 162(m) of the Internal Revenue Code:

(a)	Notwithstanding anything to the contrary set forth in Section 4.3 of the Agreement, for purposes of Section 4.3 of the Agreement, the Employee shall be deemed to have experienced a “Disability” at such time as the Employee experiences a disability within the meaning of Section 409A of the Internal Revenue Code.

(b)

The final sentence of Section 4.5(d)(ii) is hereby deleted and replaced with the following: With respect to the health, medical, dental, or similar benefits which EMPLOYEE (and/or his dependents) were receiving, XM may pay EMPLOYEE an amount equal to EMPLOYEE’s actual cost incurred for obtaining equivalent coverage, as an alternative to continuing such benefits. In no event shall amounts payable in one taxable year affect amounts payable in any other taxable year.

(c)	The following shall be added as an additional sentence to Section 4.5(d) of the Agreement: Subject to the provisions of Section 4.7, XM shall pay EMPLOYEE amounts owed under subsection (i) of this Article 4.5(d) within thirty days following EMPLOYEE’s termination of employment and XM shall pay EMPLOYEE amounts owed under subsection (iii) of this Article 4.5(d), if any, at the same time that annual bonuses are paid to executives of XM generally.

(d)	The following shall be added as an additional sentence to Section 4.5(f) of the Agreement: In no event shall such additional amount be paid to EMPLOYEE later than the end of the taxable year following the taxable year in which the excise tax is remitted to the Internal Revenue Service.

(e)	The following shall be added as Article 4.7: Notwithstanding anything contained herein to the contrary, EMPLOYEE shall not be considered to have terminated employment with XM for purposes of this Agreement and no payments shall be due to EMPLOYEE under this Agreement or any policy or plan of XM as in effect from time to time, providing for payment of amounts on termination of employment, unless EMPLOYEE would be considered to have incurred a “separation from service” from XM within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following EMPLOYEE’s termination of employment shall instead be paid on the first business day after the date that is six months following EMPLOYEE’s termination of employment (or upon EMPLOYEE’s death, if earlier) (the “409A Payment Date”). If the payment of any amounts pursuant to this Agreement is delayed in accordance with the provisions of this Article 4.7, such amounts shall be held in a rabbi trust in form and substance reasonably satisfactory to EMPLOYEE, together with interest accrued on such amount in accordance with the provisions of the rabbi trust, until the 409A Payment Date.

(f)	Section 4.5(d)(iii) is hereby deleted and replaced in its entirety to read as follows. XM shall pay EMPLOYEE a pro-rated annual bonus (based on EMPLOYEE’s actual annual bonus for the fiscal year prior to the fiscal year of termination or, if higher, the fiscal year prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason), for the portion of the calendar year EMPLOYEE was employed by XM prior to the termination.

4.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Virginia.

5.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

6.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

XM SATELLITE RADIO HOLDINGS INC.

/s/ Thomas Donohue
By:
Title:

XM SATELLITE RADIO INC.

/s/ Thomas Donohue
By:
Title:

EMPLOYEE

/s/ Gary Parsons
Gary Parsons